Exhibit 99.1

MAXWELL SHOE COMPANY INC.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

CHARTER

1. Members. The Board of Directors of Maxwell Shoe Company Inc., a Delaware corporation (the “Company”), appoints a Corporate Governance and Nominating Committee of at least three members, consisting entirely of independent directors, and designates one member as chairperson or delegates the authority to designate a chairperson to the Corporate Governance and Nominating Committee. For purposes hereof, the term “independent” shall mean a director who meets the applicable independence requirements of The Nasdaq Stock Market, Inc., as determined by the Board.

2. Purpose, Duties and Responsibilities. The purpose, duties and responsibilities of the Corporate Governance and Nominating Committee will be to identify individuals qualified to become Board members (consistent with criteria approved by the Board); recommend to the Board director candidates for election at the annual meeting of stockholders; develop and recommend to the Board a set of corporate governance principles; and perform a leadership role in shaping the Company’s corporate governance. Among its specific duties and responsibilities, the Corporate Governance and Nominating Committee will:

(a) Develop and recommend to the Board criteria for identifying and evaluating director candidates.

(b) Identify, review the qualifications of, and recruit candidates for election to the Board.

(c) Assess the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board.

(d) Establish a procedure for the consideration of Board candidates recommended by the Company’s stockholders.

(e) Recommend to the Board candidates for election or reelection to the Board at each annual stockholders’ meeting.

(f) Recommend to the Board candidates to be elected by the Board as necessary to fill vacancies and newly created directorships.

(g) Develop and recommend to the Board a set of corporate governance principles and review and recommend changes to these principles, as necessary.

(h) Make recommendations to the Board concerning the structure, composition and functioning of the Board and its committees.

(i) Recommend to the Board candidates for appointment to Board committees and consider periodically rotating directors among the committees.

(j) Review and recommend to the Board retirement and other tenure policies for directors.

(k) Review directorships in other public companies held by or offered to directors and senior officers of the Company.

(l) Review and assess the channels through which the Board receives information, and the quality and timeliness of information received.

(m) Annually evaluate the performance of the Corporate Governance and Nominating Committee and the adequacy of the committee’s charter.

3. Outside advisors. The Corporate Governance and Nominating Committee will have the authority to retain at the expense of the Company such outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions, including sole authority to retain and terminate any search firm used to identify director candidates, and to approve the search firm’s fees and other retention terms.

4. Meetings. The Corporate Governance and Nominating Committee will meet as often as may be deemed necessary or appropriate, in its judgment, either in person or telephonically, and at such times and places as the committee determines. The majority of the members of the Corporate Governance and Nominating Committee constitutes a quorum. The Corporate Governance and Nominating Committee will report regularly to the full Board with respect to its activities.